Filed pursuant to Rule 424(b)(3)
Registration No. 333-176464

ONCOR ELECTRIC DELIVERY COMPANY LLC

SUPPLEMENT NO. 4 TO

MARKET MAKING PROSPECTUS DATED

SEPTEMBER 2, 2011

THE DATE OF THIS SUPPLEMENT IS OCTOBER 31, 2011

On October 31, 2011, Oncor Electric Delivery Company LLC filed the attached

Current Report on Form 8-K with the Securities and Exchange Commission.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – October 25, 2011

ONCOR ELECTRIC DELIVERY COMPANY LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1616 Woodall Rodgers Fwy., Dallas, Texas, 75202

(Address of principal executive offices, including zip code)

Registrants’ telephone number, including Area Code – (214) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 25, 2011, the board of directors of Oncor Electric Delivery Company LLC (“Oncor”) elected James A. Greer to serve as Oncor’s Senior Vice President and Chief Operating Officer, effective immediately. Mr. Greer was appointed to such position by Oncor’s board of directors in connection with the expected retirement of Charles W. Jenkins, III, who previously served as Senior Vice President and Chief Operating Officer. As previously announced, in October 2011 Mr. Jenkins delivered a notice of his intention to retire from Oncor effective April 1, 2012. Mr. Jenkins will remain a Senior Vice President of Oncor until his retirement.

Mr. Greer, 51, has served as Oncor’s Senior Vice President, Asset Management and Engineering since October 2007. In such role he was responsible for the development of strategies, policies and plans for optimizing the value and performance of electric delivery systems and related assets. From 2004 to 2007, Mr. Greer served in a similar role as Oncor’s Vice President, Asset Management and Engineering. Mr. Greer has been employed by Oncor and its affiliates and predecessors since 1984, when he joined TXU Corp., the predecessor to Oncor’s majority investor, Energy Future Holdings Corp. From 1984 until his appointment as Oncor’s Vice President, Asset Management and Engineering in 2004, Mr. Greer held a number of leadership positions within Oncor and TXU Corp. in such areas as engineering, operations and governmental relations. Mr. Greer received a Bachelor of Science degree in electrical engineering from the University of Texas at Arlington in 1984 and a Masters of Business Administration degree from Texas Christian University in 1990, and completed the Harvard Business School’s Advanced Management Program in 2007. Mr. Greer is a registered professional engineer and currently serves as a member of the Board of Directors of the Texas Board of Professional Engineers. Mr. Greer has no family relationships with any other officer or director of Oncor.

In connection with Mr. Greer’s election as Chief Operating Officer, Oncor’s board of directors elected Brenda J. Pulis to assume Mr. Greer’s former role as Senior Vice President, Asset Management and Engineering. Mark Carpenter, formerly Oncor’s Vice President and Chief Technology Officer, was elected to assume Ms. Pulis’s former role as Senior Vice President, Transmission Grid Management and Systems Operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Richard C. Hays
Name:	Richard C. Hays
Title:	Controller

Dated: October 31, 2011